UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Myrexis, Inc.

(Exact name of the registrant as specified in its charter)

Delaware	26-3996918
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

305 Chipeta Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by Myrexis, Inc. (f/k/a Myriad Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on June 30, 2009 (including the exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated June 30, 2009 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”).

Item 1. Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On March 29, 2012, the Board of Directors of the Company adopted, and the Company entered into, an amendment (the “Amendment”) to the Rights Agreement. The Amendment changed the Final Expiration Date of the Rights under the Rights Agreement from the Close of Business on June 30, 2019 to the Close of Business on March 29, 2012. As a result, the Rights have expired and the Rights Agreement effectively terminated as of the Close of Business on March 29, 2012. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 30, 2012, and is incorporated herein by reference.

Item 2. Exhibits

Exhibit Number	Description
4.1	Shareholder Rights Agreement by and between Myrexis, Inc. (f/k/a Myriad Pharmaceuticals, Inc.) and American Stock Transfer & Trust Company, LLC, dated June 30, 2009, which includes as Exhibit B the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on June 30, 2009 (File No. 001-34275).

4.2	First Amendment, dated March 29, 2012, to Shareholder Rights Agreement by and between Myrexis, Inc. and American Stock Transfer & Trust Company, LLC, dated June 30, 2009 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2012 (File No. 001-34275).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MYREXIS, INC.

Dated: March 30, 2012	By:	/s/ Robert J. Lollini

Robert J. Lollini President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
4.1	Shareholder Rights Agreement by and between Myrexis, Inc. (f/k/a Myriad Pharmaceuticals, Inc.) and American Stock Transfer & Trust Company, LLC, dated June 30, 2009, which includes as Exhibit B the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on June 30, 2009 (File No. 001-34275).

4.2	First Amendment, dated March 29, 2012, to Shareholder Rights Agreement by and between Myrexis, Inc. and American Stock Transfer & Trust Company, LLC, dated June 30, 2009 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2012 (File No. 001-34275).

4